Sensata Technologies Appoints Phillip Eyler to Its Board of Directors

SWINDON, United Kingdom, July 1, 2024 – Sensata Technologies Holding plc (NYSE: ST) today announced that Phillip Eyler has joined Sensata’s Board of Directors following his appointment on April 29, 2024. As previously announced, Mr. Eyler will serve on the CEO Search Committee and the Nominating and Governance Committee, effective July 1, 2024.
Mr. Eyler brings more than 30 years of engineering, operations, and business expertise, primarily in the automotive industry to Sensata’s Board of Directors. Since 2017, he has served as President and Chief Executive Officer of Gentherm, Inc., the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive industry and a leader in medical patient temperature management systems.
Prior to joining Gentherm, Mr. Eyler had an extensive career with Harman International Industries, Inc., the market leader in connected car solutions which was ultimately acquired by Samsung Electronics in 2017. At Harman, Mr. Eyler served in a variety of roles of increasing responsibility and scope during his 20-year tenure with the company, culminating in his appointment as President of the Connected Car division, where he oversaw the $3B revenue division and led more than 8,000 employees. He began his career at Siemens Corporation. He holds a bachelor’s degree in mechanical engineering from Purdue University and a Master of Business Administration degree from the Fuqua School of Business, Duke University.
“We are pleased to welcome Phil to the Board,” said Andrew Teich, Chairman of the Board of Sensata. “He brings valuable insights and expertise, as a successful sitting CEO in an adjacent technology space with a proven track record of technology innovation and value creation. The Board looks forward to benefitting from his perspectives as we work to drive further shareholder value creation.”

About Sensata Technologies
Sensata Technologies is a global industrial technology company striving to create a safer, cleaner, more efficient and electrified world. Through its broad portfolio of mission-critical sensors, electrical protection components and sensor-rich solutions, Sensata helps its customers address increasingly complex engineering and operating performance requirements. With more than 19,000 employees and global operations in 15 countries, Sensata serves customers in the automotive, heavy vehicle & off-road, industrial, and aerospace markets. Learn more at www.sensata.com and follow Sensata on LinkedIn, Facebook, X and Instagram.

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Investor Contact: investors@sensata.com